Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

-- Reports Second Quarter 2013 EPS Above Guidance
-- Raises 2013 EPS Guidance Range to $3.20 to $3.35
-- Initiates Third Quarter 2013 EPS Guidance of $0.90 to $0.95

July 24, 2013 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record quarterly earnings for the second quarter ended June 30, 2013.

On revenue of $820.4 million, Oceaneering generated net income of $98.8 million, or $0.91 per share. During the corresponding period in 2012, Oceaneering reported revenue of $672.5 million and net income of $72.6 million, or $0.67 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Revenue	$820,372	$672,545	$718,552	$1,538,924	$1,267,438
Gross Profit	201,864	161,158	160,375	362,239	284,461
Income from Operations	146,337	110,047	108,290	254,627	186,034
Net Income	$98,811	$72,554	$74,849	$173,660	$124,009

Diluted Earnings Per Share (EPS)	$0.91	$0.67	$0.69	$1.60	$1.14

Year over year and sequentially, quarterly EPS increased as all business segments achieved higher operating income, led by Subsea Products and Subsea Projects.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our quarterly EPS was above our guidance range, and was up 32% over the first quarter of this year and up 36% compared to the second quarter of 2012. Our above-guidance performance was attributable to sales of subsea hardware, demand for asset integrity services offshore Norway, and early completion of a theme park project. We achieved record quarterly operating income from Remotely Operated Vehicles (ROV), Subsea Products, Asset Integrity, and Advanced Technologies.

- more -

“Our outlook for the second half of this year remains very positive and essentially unchanged from last quarter. Given this outlook and our year-to-date performance, we are raising our 2013 EPS guidance range to $3.20 to $3.35 from $3.10 to $3.30. Compared to 2012, we continue to forecast income growth for all of our operating segments in 2013. Relative to the first half of 2013, we expect to generate higher operating income during the second half led by ROV and Subsea Projects.

“Compared to the first quarter, Subsea Products operating income rose on the strength of increased revenue and profitability from tooling and subsea hardware. Subsea Products backlog at quarter end was $902 million, up from our March backlog of $776 million and $621 million one year ago. The sequential and year-over-year increases in backlog were predominantly attributable to umbilical awards. During the quarter we announced two large umbilical contracts, one for offshore Egypt and one for the U.S. Gulf of Mexico (GOM).

“Subsea Projects operating income increased due to a seasonal uptick in GOM demand for deepwater intervention and an escalation of work under our field support vessel services contract offshore Angola. The work offshore Angola included the provision of another chartered vessel, the Maersk Attender, for half of the quarter. The charter term on the Maersk Attender runs through September 2013, followed by two 45-day renewal options, subject to our customer's work program.

“ROV operating income improved on higher demand for drill support services and an increase in average revenue per day-on-hire. During the quarter we put four new ROVs into service and retired two. At the end of June we had 296 vehicles in our fleet, compared to 280 one year ago. We now anticipate adding about 30 new systems to our ROV fleet in 2013. During the second half of this year, we expect to place approximately 20 more new systems into service.

“Asset Integrity operating income rose on higher service sales in most of the major geographic areas we serve. Advanced Technologies operating income improved on an acceleration of theme park project work and incentive fees for meeting schedule completion dates.

“For the third quarter of 2013, we are projecting EPS of $0.90 to $0.95. We expect sequential improvements in operating income from our ROV and Subsea Projects businesses. Due to project timing, we are anticipating that Subsea Products and Advanced Technologies will have lower results.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering's growth. At the end of the quarter our balance sheet remained conservatively capitalized with $119 million of cash, $75 million of debt, and $1.9 billion of equity. During the quarter we generated EBITDA of $195 million, $354 million year to date, and for 2013 we anticipate generating at least $710 million. We fully intend to pursue organic growth and acquisition opportunities to expand Oceaneering's asset base and earnings capabilities.

“As announced in April, we increased by 22% our regular quarterly cash dividend to $0.22 from $0.18 per share. This underscores our continued confidence in Oceaneering's financial strength and future business prospects.

“Looking beyond 2013, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of services and products to safely support the deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's: positive outlook for the rest of this year; 2013 EPS guidance range; forecast of higher income in 2013 compared to 2012; expectation that higher operating income in the second half of 2013, relative to the first half of 2013, will be led by ROV and Subsea Projects; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; anticipated additions to its ROV fleet; expected number of ROVs to be placed into service in the second half of 2013; third quarter EPS guidance range; expectation of sequential quarterly improvements in operating income from ROV and Subsea Projects; anticipation that Subsea Products and Advanced Technologies will have sequentially lower quarterly results due to project timing; belief that its liquidity and projected cash flow provide ample resources to invest in the company's growth; anticipated minimum 2013 EBITDA; stated intent to pursue organic growth and acquisition opportunities to expand its asset base and earnings capability; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering's latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,

Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company's earnings release conference call, scheduled for Thursday, July 25, 2013 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1157

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Jun 30, 2013	Dec 31, 2012
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $119,310 and $120,549)				$1,291,740	$1,202,990
Net Property and Equipment				1,065,742	1,025,132
Other Assets				505,358	539,996
TOTAL ASSETS				$2,862,840	$2,768,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$602,520	$617,185
Long-term Debt				75,000	94,000
Other Long-term Liabilities				310,783	241,473
Shareholders' Equity				1,874,537	1,815,460
	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY			$2,862,840	$2,768,118

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2013	Jun 30, 2012	Mar 31, 2013	Jun 30, 2013	Jun 30, 2012
	(in thousands, except per share amounts)

Revenue	$820,372	$672,545	$718,552	$1,538,924	$1,267,438
Cost of services and products	618,508	511,387	558,177	1,176,685	982,977
Gross Profit	201,864	161,158	160,375	362,239	284,461
Selling, general and administrative expense	55,527	51,111	52,085	107,612	98,427
Income from Operations	146,337	110,047	108,290	254,627	186,034
Interest income	243	194	190	433	538
Interest expense	(553)	(1,256)	(763)	(1,316)	(1,801)
Equity earnings of unconsolidated affiliates, net	(186)	119	161	(25)	923
Other income (expense), net	(1,591)	(3,186)	1,390	(201)	(4,659)
Income before income taxes	144,250	105,918	109,268	253,518	181,035
Provision for income taxes	45,439	33,364	34,419	79,858	57,026
Net Income	$98,811	$72,554	$74,849	$173,660	$124,009

Weighted Average Number of Diluted Common Shares	108,713	108,663	108,612	108,662	108,706
Diluted Earnings per Share	$0.91	$0.67	$0.69	$1.60	$1.14

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Six Months Ended
		Jun 30, 2013	Jun 30, 2012	Mar 31, 2013	Jun 30, 2013	Jun 30, 2012
		($ in thousands)

Remotely Operated Vehicles	Revenue	$242,163	$208,802	$229,628	$471,791	$402,773
Gross Profit		$80,180	$74,177	$76,154	$156,334	$140,569
Operating income		$69,219	$64,168	$65,835	$135,054	$121,101
Operating margin		29%	31%	29%	29%	30%
Days available		26,884	25,182	26,215	53,099	49,428
Utilization		83%	81%	83%	83%	80%

Subsea Products	Revenue	$258,016	$191,783	$214,005	$472,021	$363,864
Gross Profit		$82,389	$54,612	$62,345	$144,734	$101,393
Operating income		$62,060	$36,742	$42,779	$104,839	$66,252
Operating margin		24%	19%	20%	22%	18%
Backlog		$902,000	$621,000	$776,000	$902,000	$621,000

Subsea Projects	Revenue	$118,195	$90,448	$88,455	$206,650	$163,124
Gross Profit		$27,991	$20,149	$14,921	$42,912	$32,060
Operating income		$23,990	$15,969	$11,620	$35,610	$23,536
Operating margin		20%	18%	13%	17%	14%

Asset Integrity	Revenue	$124,740	$113,660	$114,849	$239,589	$207,116
Gross Profit		$23,529	$23,948	$19,039	$42,568	$36,178
Operating income		$16,639	$16,444	$12,339	$28,978	$22,982
Operating margin		13%	14%	11%	12%	11%

Advanced Technologies	Revenue	$77,258	$67,852	$71,615	$148,873	$130,561
Gross Profit		$14,945	$10,926	$13,308	$28,253	$18,649
Operating income		$10,165	$6,645	$8,676	$18,841	$10,154
Operating margin		13%	10%	12%	13%	8%

Unallocated Expenses	Gross Profit	$(27,170)	$(22,654)	$(25,392)	$(52,562)	$(44,388)
Operating income		$(35,736)	$(29,921)	$(32,959)	$(68,695)	$(57,991)

TOTAL	Revenue	$820,372	$672,545	$718,552	$1,538,924	$1,267,438
Gross Profit		$201,864	$161,158	$160,375	$362,239	$284,461
Operating income		$146,337	$110,047	$108,290	$254,627	$186,034
Operating margin		18%	16%	15%	17%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$81,138	$68,174	$94,177	$175,315	$160,851
Depreciation and Amortization		$50,173	$41,646	$49,852	$100,025	$82,234

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2013	Jun 30, 2012	Mar 31, 2013	Jun 30, 2013	Jun 30, 2012
	($ in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$98,811	$72,554	$74,849	$173,660	$124,009
Depreciation and Amortization	50,173	41,646	49,852	100,025	82,234
Subtotal	148,984	114,200	124,701	273,685	206,243
Interest Expense, Net	310	1,062	573	883	1,263
Provision for Income Taxes	45,439	33,364	34,419	79,858	57,026
EBITDA	$194,733	$148,626	$159,693	$354,426	$264,532

			2013 Estimates
			Low	High
			(in thousands)

Net Income			$350,000	$365,000
Depreciation and Amortization			200,000	205,000
Subtotal			550,000	570,000
Interest Income/Expense, Net			—	—
Provision for Income Taxes			160,000	170,000
EBITDA			$710,000	$740,000